Exhibit 99.4

Consent to be Named as a Director

In connection with the filing by SIGNA Sports United B.V. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of SIGNA Sports United B.V. following the consummation of the business combination, which will be renamed SIGNA Sports United N.V. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 2, 2021

By:	/s/ Dieter Berninghaus
Name: Dieter Berninghaus
Title: Board Member